EXHIBIT 10.2

AMENDED AND RESTATED PROMISSORY NOTE

AMENDED AND RESTATED PROMISSORY NOTE

USD $4,500,000

Original Issuance Date: June 2, 2026

Amendment and Restatement Date: July 26, 2026

Maturity Date: June 2, 2028

FOR VALUE RECEIVED, Sadot Group Inc., a Nevada corporation (the “Maker”), with its principal office at 295 E. Renfro Street, Suite 300, Burleson, Texas 76028, hereby promises to pay to Anira Consulting FZC, a company incorporated and registered in the Sharjah Publishing City Free Zone, Sharjah, United Arab Emirates, or its registered assigns (the “Holder”), the principal sum of Four Million Five Hundred Thousand United States Dollars (USD $4,500,000) (the “Principal Amount”) on the Maturity Date (as defined below), or such earlier date as the Principal Amount may become due and payable hereunder, in accordance with the terms of this Amended and Restated Promissory Note (this “Note”).

This Note amends, restates, replaces, and supersedes in its entirety that certain Promissory Note dated June 2, 2026, in the original principal amount of USD $5,000,000, issued by the Maker to Shrvan Kumar Yadav (the “Original Holder”) (the “Original Note”), pursuant to that certain Share Purchase Agreement dated June 2, 2026, between the Maker and the Original Holder, as amended by that certain Amendment to Share Purchase Agreement dated as of June 8, 2026 and that certain Amendment No. 2 to Share Purchase Agreement dated as of July 26, 2026 (“Amendment No. 2”) (as so amended, the “SPA”), and is the “Promissory Note” referenced therein. Pursuant to Amendment No. 2, (i) the Original Holder has irrevocably designated the Holder as the sole Designated Recipient of, and has assigned to the Holder all of the Original Holder’s right, title, and interest in and to, the Original Note, and (ii) the principal amount of the Original Note has been reduced from USD $5,000,000 to USD $4,500,000 without any payment, premium, or penalty. This Note is issued in substitution for, and not in payment, satisfaction, or novation of, the Original Note, which is hereby cancelled. Capitalized terms used but not defined herein shall have the meanings given to them in the SPA. This Note is not convertible into shares of capital stock of the Maker, and any reference herein or in the SPA to conversion or convertibility shall be disregarded.

1. Interest. This Note shall bear interest at the rate of zero percent (0%) per annum. No interest shall accrue or be payable on the Principal Amount.

2. Maturity. The entire unpaid Principal Amount shall be due and payable in full on June 2, 2028 (the “Maturity Date”), unless earlier paid in accordance with the terms hereof.

3. Prepayment at Option of Maker. The Maker may, at its sole option and discretion, prepay all or any portion of the outstanding Principal Amount at any time prior to the Maturity Date upon not less than five (5) Business Days’ prior written notice to the Holder. The amount payable upon any such prepayment (the “Prepayment Amount”) shall be equal to the portion of the Principal Amount being prepaid multiplied by (1 – Discount Percentage). The “Discount Percentage” shall equal the number of full calendar months remaining between the date of prepayment and the Maturity Date multiplied by one percent (1%). By way of example, if the entire Principal Amount is prepaid at a time when twenty (20) full calendar months remain until the Maturity Date, the Discount Percentage will be twenty percent (20%), so that the Prepayment Amount for the full Principal Amount shall be USD $3,600,000. Any partial prepayment shall be applied first to the portion of the Principal Amount being prepaid. Upon payment of the Prepayment Amount, the corresponding portion of this Note shall be cancelled and of no further force or effect.

4. Intentionally Omitted.

5. Events of Default. The occurrence of any of the following shall constitute an “Event of Default”: (i) the Maker fails to pay any amount when due hereunder; (ii) the Maker breaches any material covenant or agreement contained in this Note or the SPA; or (iii) the Maker becomes subject to bankruptcy, insolvency, or similar proceedings. Upon an Event of Default, the Holder may declare the entire Principal Amount immediately due and payable.

6. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles. Any dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in Carson City, Nevada, as provided in the SPA.

7. Miscellaneous. The provisions of Section 7 of the Original Note (Miscellaneous), including, without limitation, the provisions thereof addressing amendments and waivers, severability, successors and assigns, notices, headings, counterparts and electronic execution, further assurances, no waiver and cumulative remedies, costs and expenses, conflict with the SPA, no third-party beneficiaries, and restricted securities, are incorporated herein by reference, mutatis mutandis, and shall apply to this Note (with all references to the “Holder” therein being deemed references to Anira Consulting FZC) as if set forth in full herein; provided, that all references therein to conversion, Conversion Shares, or the reservation of shares for conversion are hereby deleted.

IN WITNESS WHEREOF, the Maker has caused this Amended and Restated Promissory Note to be duly executed as of the Amendment and Restatement Date first above written.

SADOT GROUP INC.

By: /s/ Haggai Ravid

Name: Haggai Ravid

Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

ANIRA CONSULTING FZC, as Holder

By: /s/ Shrvan Kumar Yadav

Name: Shrvan Kumar Yadav

Title: [Authorized Signatory]

ACKNOWLEDGED AND AGREED (as Original Holder, with respect to the assignment, cancellation, and substitution of the Original Note):

/s/ Shrvan Kumar Yadav

Shrvan Kumar Yadav

3